Exhibit (m)(3)

AMENDED AND RESTATED

APPENDIX A

TO THE AMENDED AND RESTATED

IVY VARIABLE INSURANCE PORTFOLIOS

SERVICE PLAN FOR CLASS II SHARES

This Amended and Restated Appendix A, as amended April 30, 2018 (“Appendix A”), to the Ivy Variable Insurance Portfolios Service Plan dated October 1, 2016 and Amended February 22, 2017 (the “Agreement”), is effective as of April 30, 2018, and supersedes any prior Appendix A to the Agreement.

Series

Ivy VIP Asset Strategy

Ivy VIP Balanced

Ivy VIP Core Equity

Ivy VIP Corporate Bond

Ivy VIP Energy

Ivy VIP Global Bond

Ivy VIP Global Equity Income

Ivy VIP Global Growth

Ivy VIP Growth

Ivy VIP High Income

Ivy VIP International Core Equity

Ivy VIP Limited-Term Bond

Ivy VIP Micro Cap Growth

Ivy VIP Mid Cap Growth

Ivy VIP Natural Resources

Ivy VIP Science and Technology

Ivy VIP Securian Real Estate Securities

Ivy VIP Small Cap Core

Ivy VIP Small Cap Growth

Ivy VIP Value